Transamerica Financial Life Insurance Company

Home Office: [Harrison, NY] Administrative Office:
[4333 Edgewood Rd NE] [Cedar Rapids, IA 52499] [(800)  322-7353]

(Referred to as the Company, we, our or us)

DISABILITY WAIVER OF MONTHLY DEDUCTIONS RIDER

We have issued this rider as a part of the policy  to which  it is attached.   Except as otherwise specifically set forth below,  it is subject to all of the terms of the policy.

Rider Benefit
If the  Insured  becomes  Totally  Disabled while  this rider  is in effect and remains Totally  Disabled  for  a  period  of  at  least  six  months,   we  will   waive   Monthly Deductions  on the  policy  and any attached  riders as they become  due.   We will waive Monthly Deductions while the Insured’s Total Disability continues, subject to the Benefit Period provision below.  All benefits are subject to the provisions of the policy and this rider.  It is possible that additional payments will be required to keep the policy In Force while Monthly Deductions are being waived under this rider.

Definitions

Age has the meaning described in the policy.

Immediate Family Member means one of the following members of the Insured’s or owner’s  family: spouse (including  common  law  spouse), or civil  union partner  and anyone who  is related  to the  individual  or his or her spouse or civil  union partner (including  adopted,  in-law  and step-relatives).   This includes a parent, grandparent, child, grandchild, brother, sister, aunt, uncle, first cousin, nephew or niece.

Insured means only the Insured under the policy.    It does not include any other individuals covered under other riders.

Physician means any  person bearing the  designation  of  Medical  Doctor  (M.D.)  or Doctor  of Osteopathy  licensed within  the  United  States  and practicing  within  the scope  of  his  or  her  license  issued  by  the  jurisdiction  in  which   such  person’s services are rendered. Physician does not include:

                1.   You, the Insured, or an Immediate Family Member; or
                2.   A person who lives with you, the Insured, or an Immediate Family Member;
or
3.   A person in the same medical practice as you, the Insured, or an Immediate
Family Member; or
4.   A business partner of you, the Insured, or an Immediate Family Member.

Total Disability ("Totally Disabled") means the inability of the Insured:

1. During the first 24 months of total disability, to perform the substantial and material duties of the Insured’s occupation.
2. After the first 24 months of total disability, to perform any of the substantial and material duties of the Insured’s own occupation or any other occupation for which the Insured is reasonably suited by the Insured’s education, training, or experience.

Total Disability  also includes the Insured's total loss of:

1.   The sight of both eyes, while such loss continues; or

2.   The use of both hands, while such loss continues; or

3.   The use of both feet, while such loss continues; or

4.   The use of one hand and one foot, while such loss continues. Total Disability  must be caused by sickness or accidental bodily injury.

Risks Not Covered	No benefits will be allowed under this rider if Total Disability is caused by or contributed to by, or results directly or indirectly from:

1.   Intentionally self-inflicted injury.

2. Service in the military or naval forces of any country when such country is engaged in war, declared or undeclared, or any act of war.
3. Travel in or descent from any kind of aircraft except as a passenger on a regularly scheduled commercial aircraft.

Any defense of a claim under this rider based on the Risks Not Covered shall not be construed to be a contest of this rider.

Benefit Period                         Monthly  Deductions  will  be waived  during  the  continuance  of  the  Insured’s  Total

Disability, subject to the following:

1.   If the  Total  Disability  begins before  the  Policy Anniversary  at the  Insured’s Age  60  and continues  to the  Policy Anniversary  at the  Insured’s  Age 65, we will waive all further Monthly  Deductions under the policy.

2. If the Total Disability begins after the Policy Anniversary at the Insured’s Age 60, we will not waive any Monthly Deductions after the Policy Anniversary at the Insured’s Age 65.
3. Separate periods of Total Disability will be considered as one continuous disability period unless such separate periods are:
                                                    a.   Due to unrelated causes; or

b. Due to the same or related causes, but are separated by at least six months during which the Insured has returned to work on a continuous basis.

Notice and Proof of

Total Disability

Written notice of Total Disability must be given to us at our Administrative Office. This notice must be given while the Insured is living and while the Total Disability continues.    Failure to give such notice will not invalidate any claim if such notice was given as soon as reasonably possible.   Due proof of Total Disability must be given to us at our Administrative Office.   The Insured will  be required to furnish due proof  of  the  continuance  of  Total  Disability  upon  request  but  not  more than once  every  30  days  during  the  first  two  full  years  after  Total  Disability   has occurred.      At   our option   and at our expense,   such   proof   may   include   an examination of the Insured by a Physician chosen by us.   Such proof  will  not  be required  by us more than  once  each year after  Total  Disability  has continued  for two  full years.

Termination of Benefits

The benefits provided by this rider for any period of Total Disability  will end:

1. If the Insured fails to give us any requested due proof or refuses to submit to a requested examination; or

.

2. If the Insured is no longer Totally Disabled. You have the obligation to inform us immediately  if  the  Insured is no longer Totally  Disabled or if  the Insured returns to work.

Termination                                This rider will terminate on the earliest of the following dates or events:

1.   The Insured’s Age 65, unless at that time we have been waiving Monthly

Deductions continuously since before the Insured’s Age 60; or

2.   The death of the Insured; or

3. The next Monthly Policy Date following the date you request termination of this rider; or
4.   The date the policy Lapses; or

5. The date the policy is surrendered or continued under any nonforfeiture option; or
6.   The date the policy terminates; or

7.   The date the policy is converted to another policy.

Our taking of a monthly charge for any period after the date of termination of this rider shall create no liability by us with respect to this rider, nor will it constitute a waiver   of   the   termination.   Any   monthly   charge   for this rider   following its termination will be retroactively refunded by crediting it to the Policy Value.

Conditions                                Benefits provided by this rider are subject to the following conditions:

1.   No  Monthly   Deductions  will   be  waived   unless  the  Total  Disability   has continued   uninterrupted  for  a  period  of   no  less  than   six  consecutive months.    In no event will Monthly   Deductions be waived for any period more than one year before proof of Total Disability has been received by us.

2.   We will continue to take Monthly Deductions due on the policy until the waiver of Monthly Deduction claim is approved by us.  If the Total Disability begins during  the  grace period,  any overdue  Monthly Deductions  must  be paid to avoid the  policy  Lapsing before  your  waiver  of  Monthly  Deduction claim is approved by us.

3.   The Insured must be under the care of a Physician during the Total

Disability.

Non-Convertible                                This rider is not convertible.

Reinstatement                                If the policy is Reinstated, this rider may be reinstated at the same time, provided:

1.   The Insured is not yet Age 60; and

2.   We receive proof of insurability satisfactory to us.

Consideration	We have issued this rider in consideration of the application and payment of the f monthly charge for this rider.

Monthly Charges for this Rider

While this rider is in effect, we will take monthly charges for this rider from the Policy Value.   The monthly charge for the first Policy Month is shown in the Policy Data.   Monthly  charges after the first Policy Month  will equal the Waiver Factor Per Unit as adjusted by the Rating Factor shown in the Policy Data times the number of units  at risk at the beginning  of each month for each coverage in force.   A unit at risk for the policy is $1,000 of amount at risk as determined for purposes of the Monthly Deduction.   A unit at risk for any rider that is eligible for the waiver of Monthly Deductions is $1,000 of rider death benefit.  No charges for this rider will be payable after this rider terminates.

Incontestability
  The   provisions   of   the   policy   relating   to incontestability   apply   to this rider.

     However, if this rider is added after the Date of Issue of the policy, the contestable period will be measured from the later of the Rider Date or the date this rider is reinstated.

No Dividends are Payable

This rider does not participate in our profits or surplus.

Nonforfeiture Values
 This rider does not have cash values or loan values.

Rider Date	The Rider Date of this rider will be the Policy Date, unless we inform you in writing of a different date.

Signed for us at our home office.

/s/ Craig D. Vermie	/s/ Peter G. Kunkel
Secretary	President